Exhibit 8.1

SUBSIDIARIES OF ENLIVEX THERAPEUTICS LTD.

At December 31, 2019	Country/State	Percentage of voting share capital held
Wholly owned subsidiaries
Enlivex Therapeutics R&D Ltd.	Israel	100
Bio Blast Pharma, Inc.	Delaware	100